                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2)

[X]  Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Sections 240.14a-11(c) or Sections
240.14a-12

                                MOTO PHOTO, INC.
                (Name of Registrant as Specified in its Charter)

                                 NOT APPLICABLE
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.



[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:
---------------.

         2) Aggregate number of securities to which transaction applies:
---------------.

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act

              Rule 0-11: _______________.

         4) Proposed maximum aggregate value of transaction: _______________.

[  ]          Fee paid previously with preliminary materials.

[    ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule

       0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:  $_______________.

         2)   Form, Schedule or Registration Statement No.:  _______________.

         3)   Filing Party:  _______________.

         4)   Date Filed:  _______________.

                                MOTO PHOTO, INC.
                             4444 LAKE CENTER DRIVE
                               DAYTON, OHIO 45426

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK:

         The Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") will be held at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426, on Thursday, June 29, 2000, at 9:00 a.m., for the following purposes:

         1. To elect a Board of Directors for the ensuing year.

         2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting.

         The accompanying Proxy Statement contains information regarding the items of business to be considered at the Annual Meeting.

         The holders of Common Stock of record at the close of business on May 1, 2000, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be available at the Annual Meeting and during the ten days before the Annual Meeting at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426.


Dayton, Ohio
April 28, 2000

Even if you plan to attend the meeting, please sign the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. If you have previously submitted a proxy card and are present at the Annual Meeting, you will be able to revoke the proxy and vote your shares in person.

                                MOTO PHOTO, INC.
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
GENERAL ...............................................................................................  1
         Record Date and Outstanding Voting Stock .....................................................  1
         Quorum and Voting ............................................................................  1
         Action To Be Taken Under the Proxy ...........................................................  1
         Votes Required ...............................................................................  2
         Solicitation of Proxies ......................................................................  2
         Revocation of Proxies ........................................................................  2
         Annual Report ................................................................................  2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT ......................................................................................  3
         Potential Future Change in Control ...........................................................  5
         Compliance with Section 16(a) of the Securities Exchange Act of 1934 .........................  5
ELECTION OF DIRECTORS .................................................................................  6
         Information Concerning Nominees ..............................................................  6
         Meetings of Board of Directors and Committees ................................................  7
         Compensation of Outside Directors ............................................................  8
EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION .........................................................  8
         Executive Officers ...........................................................................  8
         Executive Compensation ....................................................................... 10
         Option Grants During 1999 .................................................................... 11
         Option Exercises and Year-End Option Values .................................................. 12
         Employment Contracts, Termination of Employment and
           Change-in-Control Arrangements.............................................................. 12
         Compensation Committee Interlocks and Insider Participation................................... 13
         Report of the Compensation Committee and Mr. Adler............................................ 13
COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS....................................................... 16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................... 17
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS............................................................... 18
PROPOSALS OF SHAREHOLDERS.............................................................................. 18
OTHER MATTERS.......................................................................................... 19


                                MOTO PHOTO, INC.
                             4444 LAKE CENTER DRIVE
                               DAYTON, OHIO 45426

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 29, 2000


         The following information is furnished in connection with the Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") to be held on Thursday, June 29, 2000 at 9:00 a.m., at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio. This Proxy Statement will be mailed on or about May 30, 2000, to holders of Voting Common Stock ("Common Stock") of record as of the record date.

                                     GENERAL

RECORD DATE AND OUTSTANDING VOTING STOCK

         The record date ("Record Date") for determining shareholders entitled to vote at the Annual Meeting has been fixed at the time of the closing of business on May 1, 2000. As of the date hereof, the Company had 7,723,217 shares of Common Stock outstanding and entitled to be voted.

QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters, if any, voted on in the proxies. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned to another place, date or time. At any such reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

         Cumulative voting is not permitted in the election of directors of the Company. On all matters (including the election of directors) submitted to a vote of the shareholders at the Annual Meeting or any adjournment of the Annual Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock owned of record by such shareholder on the Record Date.

ACTION TO BE TAKEN UNDER THE PROXY

         Proxies in the accompanying form which are properly executed and returned will be voted in accordance with the instructions on the proxies. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

   (a) "FOR" the election to the Board of Directors of the eight persons named in this Proxy Statement as the nominees of the Board of Directors; and

   (b) As to any other matters which may properly come before the meeting, in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other matters to be presented for consideration at the meeting.

VOTES REQUIRED

         Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

SOLICITATION OF PROXIES

         The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and facsimile by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may, upon request, reimburse banks, brokerage houses, and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

REVOCATION OF PROXIES

         Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later-dated proxy. Any such written notice of revocation or later-dated proxy should be addressed to Jacob A. Myers, Secretary, at the Company's offices.

ANNUAL REPORT

         The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, including audited financial statements, accompanies this Proxy Statement. Neither the Report nor the financial statements are deemed to be a part of the material for the solicitation of proxies.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         At April 20, 2000, the Company had 7,723,217 shares of Common Stock outstanding and entitled to vote. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 20, 2000 by (i) each of the Company's directors or nominees for director, its chief executive officer and the four other most highly compensated executive officers, (ii) all directors, nominees and executive officers of the Company as a group, and (iii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock. Unless otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them.

                                                                           NUMBER               PERCENT
                             NAME                                       OF SHARES           OF CLASS (1)
                             ----                                       ---------           ------------
DIRECTORS AND CERTAIN
  EXECUTIVE OFFICERS
         Michael F. Adler (2)........................                   1,497,578                 18.8%
                  4444 Lake Center Drive
                  Dayton, OH  45426
         Harry D. Loyle (3)..........................                     551,040                  7.1%
                  210 New Road, Suite 15
                  Linville, NJ 08232
         David A. Mason (4)..........................                     148,279                  1.9%
         Dexter B. Dawes (5).........................                      67,865                     *
         Frank W. Benson (5).........................                      56,267                     *
         D. Lee Carpenter (5)........................                      41,967                     *
         Leslie Charm (5)............................                      25,000                     *
         James F. Robeson, Ph.D. (6).................                      20,567                     *
         Frank M. Montano (7)........................                     244,819                  3.1%
         Leonard S. Swartz (8).......................                      80,710                  1.0%
         Lloyd F. Noland (9).........................                      35,413                     *
ALL DIRECTORS, NOMINEES AND EXECUTIVE
  OFFICERS AS A GROUP (14 PERSONS) (10)..............                   2,890,428                 33.7%
BENEFICIAL OWNERS OF MORE THAN
  5% OF THE COMMON STOCK
         Fuji Photo Film U.S.A. Inc. (11)............                   1,000,000                 11.5%
                  555 Taxter Road
                  Elmsford, NY 10523
         Mark E. Brady (12)..........................                     507,635                  6.6%
         Robert J. Suttman (12)
         Ronald L. Eubel (12)
         William Hazen (12)
         Bernie Holtgreive (12)
                c/o Eubel Brady & Suttman
                     Asset Management, Inc.
                7777 Washington Village Drive,
                     Suite 210
                Dayton, OH  45459
------------------------

*        Less than 1%
(1) Percent of class is calculated without regard to shares of Common Stock issuable upon exercise of outstanding warrants or stock options, except that any shares a person is deemed to own by having the right to acquire upon exercise of a warrant or option are considered to be outstanding solely for purpose of calculating such person's percentage ownership.

(2)    The shares of Common Stock indicated as beneficially owned by Mr. Adler:
       (i) include 2,332 shares owned by Michael F. Adler as custodian for Elizabeth Adler; (ii) include 6,000 shares owned by the Elizabeth Adler Trust for which Mr. Adler is trustee; (iii) include 6,000 shares owned by the Robert Adler Trust for which Mr. Adler is co-trustee and shares voting and investment power with Jacob A. Myers, an officer of the Company; (iv) include 258,837 shares which he has the right to acquire by exercise of stock options which are currently exercisable; and (v) exclude a total of 11,000 shares owned by Mr. Adler's spouse, as to which Mr. Adler disclaims beneficial ownership. Such shares also include 1,144,039 shares of Common Stock owned by Progressive Industries Corporation ("Progressive"), which is 99% owned by Mr. Adler and his family, which shares of Common Stock Mr. Adler may be deemed to own beneficially due to his ownership of a controlling interest in Progressive and his position as President of Progressive.

(3) Includes 25,000 shares which he has the right to acquire by exercise of stock options which are currently exercisable. Mr. Loyle shares voting and investment power with his wife.

(4) Includes 106,889 shares which Mr. Mason has the right to acquire upon exercise of stock options which are currently exercisable and excludes 2,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

(5) Includes 25,000 shares which this individual has the right to acquire upon exercise of stock options which are currently exercisable.

(6) Includes 5,000 shares which Dr. Robeson has the right to acquire upon exercise of stock options which are currently exercisable.

(7) Includes 217,597 shares which Mr. Montano has the right to acquire upon exercise of stock options which are currently exercisable.

(8) Includes 44,354 shares which Mr. Swartz has the right to acquire upon exercise of stock options which are currently exercisable and excludes 850 shares owned by Mr. Swartz's wife, as to which Mr. Swartz disclaims beneficial ownership.

(9) Includes 18,517 shares which Mr. Noland has the right to acquire upon exercise of stock options which are currently exercisable.

(10) Includes 862,612 shares which such group has the right to acquire upon exercise of stock options which are currently exercisable.

(11) Consists of 1,000,000 shares issuable upon exercise of warrants owned by Fuji Photo Film U.S.A., Inc. ("Fuji").

(12) Consists of shares as to which Mark E. Brady, Robert J. Suttman, Ronald Eubel, William Hazel, and Bernie Holtgreive each share voting and investment power. Mr. Suttman and Mr. Brady together beneficially own 82,750 shares, as to which they share voting and investment power. Also, Mr. Suttman beneficially owns 5,000 additional shares as to which he has sole voting and investment power, and Mr. Brady beneficially owns 1,900 additional shares as to which he has sole voting and investment power.

POTENTIAL FUTURE CHANGE IN CONTROL

         In December 1999, the Company exchanged its Series G Non-Voting Cumulative Preferred Stock, all of which was held by Fuji, for an Amended Series G Preferred Stock issue. Fuji is the holder of 1,000,000 shares of Amended Series G Non-Voting Cumulative Preferred Stock (the "Fuji Preferred Stock") and warrants to purchase 1,000,000 shares of the Company's Common Stock for $2.375 per share which expire in 2002.

         The Fuji Preferred Stock has a mandatory redemption date of January 1, 2003. The Fuji Preferred Stock is redeemable by the Company at any time in aggregate amounts of at least $1 million. No dividends will be paid. If the Company does not redeem the Fuji Preferred Stock on January 1, 2003, the Company must make penalty payments of $900,000 in 2003 and $1,000,000 per year in 2004 and each year thereafter until the stock is redeemed. Any redemption of the Fuji Preferred Stock must be either in cash from the proceeds of an equity offering or in Common Stock valued at 90% of the market price at the time of redemption. Fuji may refuse any proposed redemption by the Company in shares of Common Stock and elect to continue to hold the Fuji Preferred Stock without impairment of any right to require redemption at a later time. The redemption price for the Fuji Preferred Stock is $10.00 per share, or an aggregate of $10 million. If the Fuji Preferred Stock is redeemed in shares of Common Stock, depending upon the market price of the Common Stock and the number of shares of Common Stock outstanding, such redemption could result in Fuji's acquiring control of the Company.

         The Fuji Preferred Stock is also redeemable under certain other circumstances ("Redemption Event") which include, after appropriate cure periods, failure by the Company to meet certain requirements under a supply contract with Fuji, default by the Company under certain other agreements between the Company and Fuji, the termination of involvement in the day-to-day management of the Company of either Michael F. Adler or David A. Mason, a change in control of the Company, the Company's bankruptcy or insolvency, or failure by the Company to meet its obligations under other indebtedness in excess of $100,000. If the Company fails to redeem all of the Fuji Preferred Stock upon the occurrence of a Redemption Event, Fuji has the right, until all of the shares of Fuji Preferred Stock are redeemed or the Redemption Event is cured, to elect the majority of the Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons. Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that no person who at any time during 1999 was director, executive officer, or beneficial owner of more than ten percent of any class of the equity securities of the Company failed to file reports as required by Section 16(a) of the Securities Exchange Act of 1934, except as described below.

         Through inadvertence, Michael F. Adler filed one late report as to one transaction; in addition, through inadvertence, the reports relating to one issuance of stock as director compensation for Messrs. Benson, Carpenter, Dawes, Loyle, and Robeson were filed late. In each case, the reports were filed as soon as the failure to file was discovered.

                              ELECTION OF DIRECTORS

         The Board of Directors has established the size of the Board as eight members and has nominated all of the current members of the Board for re-election. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal. The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect each nominee listed. If any nominee becomes unavailable for any reason, or if a vacancy shall occur before the election (which events are not anticipated), the shares of Common Stock represented by the enclosed proxy will be voted for such other person as may be recommended by the Board of Directors of the Company.

         There is no formal arrangement among the directors or shareholders to nominate any person for election to the Board of Directors. No family relationships exist between or among directors or officers of the Company, other than the father-son relationship between Michael F. Adler, Chairman and Chief Executive Officer, and Stephen M. Adler, Vice President of Company Store Operations.

INFORMATION CONCERNING NOMINEES

         MICHAEL F. ADLER. Age 63. Mr. Adler was elected Chief Executive Officer of the Company in June, 1985, and its Chairman in October, 1990. From
February, 1984 through December, 1996, he served as the Company's President.
He was elected a director of the Company in June, 1983. Mr. Adler has also been President, Chief Executive Officer and a director of Progressive
Industries Corporation ("Progressive") since 1968. He is a member of the Board of Directors of the International Franchise Association. Mr. Adler is also a member of the Board of Directors and Chairman of the Venture Capital and Strategic Planning Committee of the City-Wide Development Corporation, Dayton, Ohio, The National Center for Industrial Competitiveness, the Dayton
Art Institute, and The Advisory Board of Alpha Capital. He chairs the 20/20 Economic Development Committee for the City of Dayton, Ohio. Mr. Adler has previously been a member of the Board of Trustees of the Photo Marketing Association, the Ohio Building Authority, and the State Governance Board-Jobs for Ohio Graduates, a member of the executive committee and past Chairman of the Board of Trustees-Jobs for Dayton Graduates, as well as chairman of the nominating council of the Public Utilities Commission of Ohio and of the City-Wide Development Corporation, Dayton, Ohio.

         FRANK W. BENSON. Age 72. Mr. Benson became a director of the Company in February, 1989. Since June, 1988, Mr. Benson has been Director of Finance and Administration, and, since October, 1989, Treasurer of the Center for Policy Negotiation, Inc. in Boston, Massachusetts. He served as an independent consultant to small businesses from May, 1987 through May, 1988. From February, 1983 through April, 1987, Mr. Benson was President, Treasurer, and a director (through January, 1987) of Bailey's of Boston, Inc., a manufacturer and retailer of ice cream and candies in Massachusetts.

         D. LEE CARPENTER. Age 51. Mr. Carpenter became a director in December, 1997. Since 1978, Mr. Carpenter has been Chairman and Chief Executive Officer of Design Forum in Dayton, Ohio, a firm providing strategic design services to businesses. Mr. Carpenter is a member of the Board of Directors of the Association of Professional Design Firms and a member of the American Institute of Graphic Arts, the International Mass Retailers Association and the National Retail Federation.

         LESLIE CHARM. Age 56. Mr. Charm became a director in October, 1990. Since August 1990 Mr. Charm has also been partner of Restoration Associates, an entrepreneurial advisory firm in Babson Park, Massachusetts. In addition, since 1985 Mr. Charm has been an adjunct professor of entrepreneurial finance at Babson College in Wellesley, Massachusetts. He is also a director of several privately-held companies and of New Generation Foods, Inc., in Scarsdale, New York, a publicly-held company providing credit information via the Internet.

         DEXTER B. DAWES. Age 63. Mr. Dawes became a director of the Company in December, 1989. He is a private investor with interests in technology firms. From 1997 to 2000, Mr. Dawes was a director and Chairman of the Board of Puffin Designs, Inc., a software company based in Sausalito, California, that he founded. From 1975 to 1998, Mr. Dawes was Chairman of the New York and San Francisco-based investment banking firm of Bangert, Dawes, Reade, Davis & Thom Incorporated. In addition, between September, 1989, and December, 1996, Mr. Dawes was President of John Hancock Capital Growth Management, Inc.

         HARRY D. LOYLE. Age 46. Mr. Loyle became a director of the Company in July, 1993. Since July, 1985, Mr. Loyle's principal occupation has been as President of ProMoto Management Corporation, an area developer for the Company. He also serves as Secretary/Treasurer and is a shareholder and director of the following MotoPhoto-Registered Servicemark- franchisees: Corral Photographic Corporation in Northfield, New Jersey, Post Imaging Corporation in Huntingdon Valley, Pennsylvania, KEKOA Management, Inc. in Wayne, Pennsylvania, and The Positive Negative, Inc. in Bala Cynwyd, Pennsylvania.
Mr. Loyle serves as director and/or officer or partner of a number privately held businesses in New Jersey and Pennsylvania. From 1976 to 1985, he was President and General Manager of Charlex, Inc., a company that owned and operated retail photographic stores. In January 1995, Mr. Loyle was elected to the Franchisee Advisory Council of the International Franchise Association and, in February, 2000, was elected the Council's Chairman.

         DAVID A. MASON. Age 59. Mr. Mason was elected Treasurer and a director of the Company in June, 1983 and Executive Vice President - Finance and Chief Financial Officer in December, 1983. Mr. Mason has also been Senior Vice President and Treasurer of Progressive since 1975 and a director of Progressive since 1976. He is a former member of the Board of Directors of the Dayton chapter of the Financial Executives' Institute and of the Executive Board of Advisors of the International Minilab Association, Inc. Mr. Mason is also President of National Photo Labs II, Inc., a franchise owner with one MotoPhoto-Registered Servicemark- store in Dayton, Ohio.

         JAMES F. ROBESON, PH.D. Age 63. Dr. Robeson became a director in June, 1998. Between December, 1997 and July 10, 1998, he was acting Chief Executive Officer and President of ROBERDS, Inc., a chain of electronics, appliance, and furniture stores based in West Carrollton, Ohio. Dr. Robeson has also been a director of ROBERDS since November, 1993. From July, 1996 through December, 1997, Dr. Robeson was Interim Director, Miami University Art Museum, Oxford, Ohio. He was Herbert E. Markley Visiting Scholar in Business, Miami University, Oxford, Ohio, from August, 1995 through May, 1997. From July, 1993 to the present, Dr. Robeson has served as an independent consultant to distribution companies and as an independent consultant on marketing, logistics, and general business matters, including services rendered through the firm of PricewaterhouseCoopers.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held five meetings during 1999. The Board of Directors has established standing Audit and Compensation Committees; it does not have a nominating committee. Each director attended, in person or through telephone conference call, at least three-fourths of the aggregate meetings of the Board of Directors and the meetings of the committees, if any, on which he served.

         The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with financial personnel of the Company about such matters. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee has three members: Mr. Dawes, Chairman, Mr. Charm, and Mr. Loyle. The Audit Committee met three times during 1999.

         The Compensation Committee meets to review and to make recommendations to the Board about certain compensation matters. In addition, the Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan. The Compensation Committee has three members: Mr. Benson, Chairman, Mr. Carpenter, and Dr. Robeson. The Compensation Committee met twice during 1999.

COMPENSATION OF OUTSIDE DIRECTORS

         The Company pays certain compensation to its outside directors for their services to the Company. Directors who are also employees of the Company receive no additional remuneration for serving as directors.

         During 1999, outside directors were entitled to receive monthly fees of $400, as well as a fee of $750 per Board of Directors meeting attended in person, $225 per committee meeting attended in person, and $150 per meeting attended via telephone conference call. The fee structure is unchanged for 2000. The Board of Directors has also approved a plan to compensate outside directors who choose to participate in the plan with shares of Common Stock instead of cash payments. During 1999, each director who participated in the plan received shares having a value, based on the average closing sale prices of the Common Stock during December 1998 ($1.27), equal to 150% of the cash compensation that the director would otherwise have been entitled to receive. For 2000, the formula for calculating stock in lieu of cash compensation will be the same but will be based on the average closing sale price of the Common Stock during December 1999 ($1.003). Messrs. Benson, Carpenter, Dawes, Loyle, and Robeson elected to receive Common Stock as compensation during 1999 and have elected to do so again in 2000.

                  EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

         In addition to Messrs. Adler and Mason, who are listed elsewhere herein under the heading "Information Concerning Nominees," the following individuals also serve, or have been chosen to serve, as executive officers of the Company.

         FRANK M. MONTANO. Age 48. Mr. Montano was appointed President and Chief Operating Officer in January, 1997. From September, 1992 through December, 1996, Mr. Montano served as Executive Vice President and Chief Operating Officer. From June, 1990 to September, 1992, he served with Sbarro, Inc., first as Vice President of Licensing (June, 1990 to May, 1991) and then as Senior Vice President (May, 1991 to September, 1992). From April, 1989 to June, 1990, Mr. Montano was associated with Diet Center, Inc., as Vice President of Operations (April, 1989 to October, 1989) and as Senior Vice President (October, 1989 to June, 1990). From August, 1986 to April, 1989, Mr. Montano was Vice President of Franchising for Marriott Corporation.

         LEONARD S. SWARTZ. Age 67. Mr. Swartz has been Senior Vice President for Franchise Operations since January 1990. From July, 1989 to January, 1990, Mr. Swartz was Senior Vice President for Operations. Between February, 1984 and July, 1989, Mr. Swartz was Executive Vice President for Operations of the Company.

         PAUL PIESCHEL. Age 60. Mr. Pieschel was appointed Senior Vice President of Franchise Sales in February, 1997. From March, 1985 to February, 1997, Mr. Pieschel was Vice President of Franchise Sales. Between 1984 and July, 1999, and commencing again on April 1, 2000, Mr. Pieschel has also served as the Company's Vice President of Human Resources.

         LLOYD F. ("RICK") NOLAND. Age 54. Mr. Noland was appointed Senior Vice President of Marketing in August, 1998. From December, 1995 through October, 1997, Mr. Noland served as President of Whitmire Micro-Gen, a manufacturer of chemicals and equipment for professional pest control, horticultural, and animal health industries in St. Louis, Missouri, and a wholly-owned subsidiary of S.C. Johnson & Son. From 1993 through November, 1995, Mr. Noland was Director, Global Business Development, for S.C. Johnson & Son, a company marketing consumer and institutional cleaning, fragrance, insecticide, and storage products, in Racine, Wisconsin.

         ALFRED E. LEFELD. Age 41. Mr. Lefeld was appointed Vice President and Controller in October 1994 and assumed responsibility for Wholesale Operations effective April 1, 2000. From June, 1993 to October, 1994, Mr. Lefeld was MIS Director for the Company. From January, 1992 through May, 1993, Mr. Lefeld was Controller-Midwest-Division for MAB Paints and Coatings.

         STEPHEN M. ADLER. Age 38. Mr. Adler was appointed Vice President of Company Store Operations effective April 1, 2000. From January, 1996 to April, 2000, he was

Director of Company Store Operations. From August, 1995 to January, 1996, Mr. Adler was a Franchise Business Consultant for the Company. From April, 1990 to January, 1994, he was a District Manager of Company stores.

         LINDA I. KRAMER. Age 55. Ms. Kramer will become Vice President of Franchise Operations effective June 1, 2000. Since July, 1999, she has been Vice President of Training and Education; between July, 1999 and April, 2000, Ms. Kramer also served as Vice President of Human Resources. Ms. Kramer has worked for the Company since October 1995, in the following capacities: from June, 1998 to July, 1999, as Senior Director of Training, Receivables, and Customer Care; from January, 1998 to June, 1998, as Director of Receivables and Customer Care; from October, 1996 to January, 1998, as Director of Receivables, Point-of-Sale, and Customer Care; and from October, 1995 to October, 1996, as Franchise Operations Support Specialist. Before she joined the Company, Ms. Kramer served with Family Dining Concepts in Dayton, Ohio, as its President from March 1994 to October 1995 and Vice President from 1990 to March 1994.

EXECUTIVE COMPENSATION

         The following table provides information with respect to compensation received for the preceding three fiscal years by the Company's chief executive officer and the four other most highly compensated executive officers of the Company. These individuals are referred to herein as the "named executive officers."

                                                                                           LONG TERM
                                           ANNUAL COMPENSATION                            COMPENSATION
                                  ---------------------------------------                ---------------
                                                                              OTHER
                                                                              ANNUAL        SECURITIES    ALL OTHER
                                   FISCAL                                     COMPEN-       UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION         YEAR         SALARY         BONUS        SATION(1)      OPTIONS(#)    SATION(2)
---------------------------         ----         ------         -----        ---------      ----------    ---------
Michael F. Adler                     1999        $200,000       $25,906       $28,561          -            $7,370
  Chairman and Chief                 1998         189,634        -             23,544          38,760        5,900
  Executive Officer                  1997         160,125        68,627        26,975          -            10,001

Frank M. Montano                     1999        $167,437       $21,048        $4,090           7,544       $6,782
  President and Chief                1998         162,604        -              3,895          37,464       13,044
  Operating  Officer                 1997         154,725        52,591         3,246          -            14,452

David A. Mason                       1999        $126,846       $21,125        $4,090           7,023       $2,787
  Executive Vice                     1998         123,223        -              3,895          28,416        3,200
  President, Chief                   1997         117,400        42,073         3,246          -             5,949
  Financial Officer
  and Treasurer

Leonard S. Swartz                    1999        $112,058       $ 2,500        $3,498           6,160       $2,446
  Senior Vice President -            1998         108,332        -              2,776          25,299        2,523
  Franchise Operations               1997         103,854         8,088         2,776          -             7,058

Lloyd F. Noland                      1999        $137,991      $20, 619        -               17,585      $14,530
  Senior Vice President -            1998          54,519        15,000        -               75,000       $8,453
  Marketing (3)                      1997           -            -             -               -              -


(1) The primary component of "Other Annual Compensation" for Mr. Adler is a car allowance. In 1999, 1998, and 1997, the car allowances were $14,468, $14,225, and $14,123, respectively.

(2) "All Other Compensation" in 1999 for Mr. Adler consists of (i) $4,170 of insurance premiums paid by the Company with respect to a $500,000 term life insurance policy covering Mr. Adler that is maintained by the Company for Mr. Adler's benefit pursuant to his employment agreement and (ii) $3,200 consisting of the Company's contributions for Mr. Adler to the Company's defined contribution retirement plan. "All Other Compensation" in 1999 for Mr. Montano consists of (i) $3,672 indebtedness (principal and interest) forgiven by the Company during 1999 under transition loans made by the Company to Mr. Montano during 1992 and 1993 in connection with his employment by the Company; and (ii) $3,200 representing the

       Company's contribution for Mr. Montano to the Company's defined contribution retirement plan. "All Other Compensation" in 1999 for Mr. Noland consists of (i) $4,848 indebtedness (principal and interest) forgiven by the Company during 1999 under transition loans made by the Company to Mr. Noland during 1998 in connection with his employment by the Company, (ii) $6,842 of moving expense reimbursement in connection with his employment by the Company, and (iii) $2,840 representing the Company's contribution for Mr. Noland to the Company's defined contribution retirement plan. "All Other Compensation" in 1999 for Messrs. Mason and Swartz consists of the Company's contributions for them to the Company's defined contribution retirement plan.

(3)    Mr. Noland joined the Company August 3, 1998.

OPTION GRANTS DURING 1999

         The following table provides information concerning the grant of stock options during the year ended December 31, 1999 to each of the named executive officers who received option grants during such year.

                                                                                             POTENTIAL
                                                                                         REALIZED VALUE AT
                                                                                           ASSUMED ANNUAL
                                                                                  RATES OF STOCK PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                            FOR OPTION TERM(2)
                            ---------------------------------------------------   ---------------------------------

                                          % OF
                                          TOTAL
                            NUMBER OF     OPTIONS
                            SECURITIES    GRANTED
                            UNDERLYING    TO          EXERCISE
                            OPTIONS       EMPLOYEES   PRICE        EXPIRATION
NAME                        GRANTED(1)    IN 1999     PER SHARE    DATE                  5%            10%
----                        ----------    -------     ---------    ----                  --            ---
Frank M. Montano              7,544          5.3%      $1.0625         4/13/2004       $ 2,214      $ 4,892
David A. Mason                7,023          4.9%       1.0625         4/13/2004         2,061        4,554
Leonard S. Swartz             6,160          4.3%       1.0625         4/13/2004         1,808        3,995
Lloyd F. Noland              17,585         12.3%       1.0625         4/13/2004         5,161       11,404
---------------------------

(1) All of the options shown were granted under the Company's Stock Ownership Program under the 1992 Performance and Equity Incentive Plan. All of the options are exercisable in 20% increments per year on each successive anniversary date of the grant. Each officer is required to own and retain shares of the Company's Common Stock to participate in the Stock Ownership Program, and the number of shares underlying option grants under the program is calculated using a formula based, in part, on the number of shares owned, generally resulting in grants of options to purchase four shares for each one share owned.

(2) The Potential Realizable Values upon exercise of stock options are equal to the product of the number of shares underlying the options and the difference between (i) the respective hypothetical stock prices on the date of option exercise and (ii) the exercise price per share of the options. The hypothetical stock prices are equal to the price per share of the Common Stock as of the date of the option grant compounded annually at the rates of 5% and 10%, respectively, over the term of the option. The rates of appreciation used are required by the Securities and Exchange Commission and do not represent a projection or estimate by the Company on the potential growth of the value of its Common Stock. Therefore, there can be no assurance that the rate of stock price appreciation presented in this table can be achieved.

OPTION EXERCISES AND YEAR-END OPTION VALUES

         None of the named executive officers exercised any stock option during the year ended December 31, 1999. The following table provides information concerning unexercised stock options held by the named executive officers as of December 31, 1999.

                                   NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                      OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                                      FISCAL YEAR END              FISCAL YEAR END($)(1)
                                      ---------------              ---------------------

            NAME                 EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                 -----------   -------------    -----------    -------------
Michael F. Adler                     251,085          44,342         -               -
Frank M. Montano                     208,596         100,292         -               -
David A. Mason                        99,802          39,526         -               -
Leonard S. Swartz                     38,063          34,649         -               -
Lloyd F. Noland                       15,000          77,585         -               -
--------------------

(1) Based on the closing sale price of the Company's Common Stock on December 31, 1999 of $0.844 per share as reported on the NASDAQ.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         In April, 1997, Michael F. Adler, the Company's Chairman and Chief Executive Officer, entered into an employment contract which is automatically renewed at the end of each fiscal year for an additional three years unless the Board takes other action. The employment contract provides for a base salary of $161,500 per year, subject to annual review by the Board of Directors. Beginning April, 1998, Mr. Adler's base salary was set at $200,000 per year. The employment contract calls for Mr. Adler's bonuses to be determined by the Board of Directors or a committee of the Board. The employment contract requires the Company to maintain for Mr. Adler's benefit a $500,000 term life insurance policy covering Mr. Adler. The Company paid premiums of $4,170 for this policy during 1999. The employment contract also provides that, in the event Mr. Adler's employment is terminated without cause, he will be entitled to salary continuation equal to thirty-six months of the salary he was receiving immediately prior to termination, as well as continuation of benefits which he was receiving at the time of termination, including health insurance and use of suitable office and secretarial support, but excluding a car allowance.

         In June, 1996, David A. Mason, the Company's Executive Vice President, Chief Financial Officer and Treasurer, entered into an employment contract with a term through December 31, 1998, which was subsequently extended through December 31, 2000. In December 1999, the employment contract was amended to provide, among other things, for a term through December 31, 2002. Commencing January 1, 2002, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Mason or the Company elects not to continue the contract or unless Mr. Mason's employment is terminated earlier. The employment contract, as amended, provides for a base salary of $127,500 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee of the Board of Directors. Under the employment contract, Mr. Mason's eligibility for bonus payments will be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control.

         In June, 1996, Frank M. Montano, the Company's President and Chief Operating Officer, entered into an employment contract with a term through December 31, 1998, which was subsequently extended through December 31, 2000. In December 1999, the employment contract was amended to provide, among other things, for a term through December 31, 2002. Commencing January 1, 2002, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Montano or the Company elects not to continue the contract or unless Mr. Montano's employment is terminated earlier. The employment contract provides for a base salary of $169,125 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee. Under the employment contract, Mr. Montano's eligibility for bonus payments will be determined by Mr. Adler after consultation with the Compensation Committee. The employment contract provides that, if there is a change in control of the Company, the employment contract will be extended for three years from the date of the change of control.

         In January, 1999, Lloyd F. Noland, the Company's Senior Vice President of Marketing, entered into an employment contract with a term through December 31, 2001. Commencing January 1, 2001, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Noland or the Company elects not to continue the contract or unless Mr. Noland's employment is terminated earlier. The employment contract provides for a base salary of

$135,000 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee. Mr. Noland's bonus for 1999 was based on an incentive formula set forth in the contract. Mr. Noland's eligibility for bonus payments in future years will be determined by Mr. Adler after consultation with the Compensation Committee.

         Effective April, 1999, Paul Pieschel, the Company's Senior Vice President of Marketing, entered into an employment contract with a term through December 31, 2001. Commencing January 1, 2001, the term of the employment agreement will be extended so that the term of the agreement will always be for a period of one year unless Mr. Pieschel or the Company elects not to continue the contract or unless Mr. Pieschel's employment is terminated earlier. The employment contract provides for a base salary of $91,971 per year, subject to annual review by Mr. Adler after consultation with the Compensation Committee. Mr. Pieschel's eligibility for bonus payments is determined by Mr. Adler after consultation with the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of the Board of Directors are Frank W. Benson, Chairman of the Committee, D. Lee Carpenter and James F. Robeson, Ph.D. All of such current members of the Compensation Committee are independent non-employee directors of the Company. The Committee establishes the compensation of the Chief Executive Officer, subject to the terms of his employment contract. Michael F. Adler, Chairman and Chief Executive Officer of the Company, sets compensation for all other executive officers but reviews such decisions with the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE AND MR. ADLER

       COMPENSATION ELEMENTS

       Compensation of the Company's executive officers consists of three principal elements:

         - Base salaries designed to be competitive in the Company's geographic market and with comparably situated companies;

         - Annual bonuses which are generally dependent on the Company's profitability for the year but from time to time discretionary bonuses are granted based on a subjective review of the performance of executive officers and taking into consideration accomplishments which will benefit the Company over the longer term; and

         - Stock options which are designed to align the executive officers' interests with long-term interests of the shareholders.

         EXECUTIVE OFFICER COMPENSATION

         Several of the Company's executive officers, including Messrs. Adler, Montano, Mason, Pieschel, and Noland, are employed pursuant to employment contracts which specify base salary and bonus levels. It is the Company's policy to pay base salaries to executive officers in the 25th to 75th percentile for comparable positions for comparably situated companies. In December, 1999, the employment contracts of Messrs. Montano and Mason were amended to increase the base salary level of Mr. Montano by $4,125 to $169,125 and of Mr. Mason by $2,500 to $127,500 per year, effective April 1, 1999. These increases reflect the Committee's positive assessment of the performance of these individuals and the Committee's desire to keep their base salaries within the range of base salaries described above for persons in comparable positions at comparable companies.

       Bonuses for executive officers are determined by the terms of the executive officer's employment contract, if any, approved by the Compensation Committee. In the absence of specific contractual provisions, the Compensation Committee determines Mr. Adler's bonus, and Mr. Adler, after consultation with the Compensation Committee, determines the bonuses for the remaining executive officers. All executive officers received bonuses for 1999. Other than the bonus for Mr. Noland, which for 1999 was set by his employment contract, the bonuses for the executive officers were based on achievement by the Company of certain profit levels and/or achievement by the executive officers' respective departments of certain profit levels. Bonuses to the executive officers serving as such in 1999 totaled $91,189. Mr. Pieschel, Senior Vice President of Franchise Sales, received no bonus as such but received commissions in connection with the Company's sales of franchises for 1999 at commission levels determined by Mr. Adler after consultation with the Compensation Committee. The Compensation Committee intends that bonuses for 2000 be structured to reward financial performance and financial and strategic initiatives that will likely positively impact shareholder value.

         The Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan (the "Plan"), which permits the Committee to grant to officers and key employees stock option and other equity-based incentive awards. In authorizing awards under the Plan to executive officers, the Committee considers various factors, including the relative responsibilities of the recipient, the Committee's subjective evaluation of the recipient's performance, whether the recipient and/or his department met certain specified targets, and the recipient's relative equity interest in the Company in the form of stock, stock options, or other equity-based incentive awards in view of the Committee's desire to align the interests of management and the shareholders in the long-term performance and financial success of the Company.

         During 1999, options to purchase a total of 42,696 shares of Common Stock were granted to executive officers at exercise prices equal to 100% of the market value of the shares on the date of grant. All of such options were granted in connection with a program requiring the optionee to own and retain at least one share of Common Stock for each four options granted, thus furthering the Compensation Committee's goal of strengthening the mutuality of interests of management and the shareholders through increased share ownership by management.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Compensation for the Company's Chief Executive Officer, Michael F. Adler, is determined under the terms of his employment contract with the Company. During 1999, Mr. Adler received base salary of $200,000, which did not increase from 1998. Mr. Adler's bonus compensation is determined by the Compensation Committee pursuant to the employment contract and for 1999 was dependent upon the Company's achieving certain target pre-tax profit levels. These target levels were reached during 1999, and Mr. Adler received a bonus of $25,906 for that period, based on the target levels achieved and a percentage of the company's income in excess of the target levels. No options were granted to Mr. Adler during 1999.

         SECTION 162(m)

         The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 2000 will exceed the limits on deductibility for 2000. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

         Compensation Committee:

            Frank W. Benson, Chairman of Compensation Committee
            D. Lee Carpenter
            James F. Robeson, Ph.D.

         Michael F. Adler, Chief Executive Officer

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

         The following line graph compares the yearly percent change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Retail Trade Stocks for the period of five fiscal years (1995 to 1999). It assumes that $100 was invested on December 30, 1994 in the Company's Common Stock and in each of the other indices, with all dividends reinvested.

                                            Index for the              Index for
                                            NASDAQ Stock               NASDAQ
                           Company          Market (U.S.               Retail
Date                       Common Stock     Companies)                 Trade Stocks
12/30/1994                 100.000          100.000                    100.000
01/31/1995                  84.211          100.527                     96.490
02/28/1995                  76.316          105.809                     98.481
03/31/1995                  97.368          108.951                     98.910
04/28/1995                  92.105          112.381                     98.369
05/31/1995                  94.737          115.288                    100.706
06/30/1995                  92.105          124.622                    108.949
07/31/1995                  78.947          133.775                    114.867
08/31/1995                  84.210          136.490                    114.544
09/29/1995                  84.211          139.634                    116.627
10/31/1995                  84.211          138.830                    114.562
11/30/1995                  76.316          142.086                    113.952
12/29/1995                  65.789          141.335                    110.145
01/31/1996                  52.632          142.042                    109.025
02/29/1996                  55.263          147.456                    116.231
03/29/1996                  52.632          147.952                    123.862
04/30/1996                  50.000          160.208                    135.057
05/31/1996                  78.947          167.558                    138.248
06/28/1996                  71.053          160.005                    132.390
07/31/1996                  84.210          145.762                    124.283
08/30/1996                  84.211          153.938                    133.092
09/30/1996                  78.947          165.704                    139.769
10/31/1996                  84.211          163.870                    133.998
11/29/1996                  78.947          174.037                    137.291
12/31/1996                  78.947          173.892                    131.306
01/31/1997                  73.68           186.232                    134.102
02/28/1997                  76.316          175.932                    129.487
03/31/1997                  65.790          164.463                    124.913
04/30/1997                  76.316          169.582                    120.749
05/30/1997                  73.684          188.791                    133.425
06/30/1997                  76.316          194.590                    141.117
07/31/1997                  78.947          215.098                    147.500
08/29/1997                  82.895          214.787                    150.030
09/30/1997                  94.737          227.521                    159.980
10/31/1997                 100.000          215.666                    151.319
11/28/1997                 100.000          216.809                    154.740
12/31/1997                 115.790          213.073                    154.272
01/30/1998                 105.263          219.818                    156.473


02/27/1998                 114.474          240.486                    170.701
03/31/1998                 100.000          249.365                    185.151
04/30/1998                 100.000          253.567                    185.413
05/29/1998                  84.211          239.491                    178.610
06/30/1998                  68.421          256.214                    189.004
07/31/1998                  76.316          253.213                    175.667
08/31/1998                  63.158          203.152                    129.783
09/30/1998                  78.289          231.347                    137.041
10/30/1998                  63.158          241.334                    152.271
11/30/1998                  60.526          265.721                    174.137
12/31/1998                  50.000          300.184                    187.590
01/29/1999                  57.895          343.848                    191.321
02/26/1999                  50.000          313.013                    176.543
03/31/1999                  47.368          336.019                    187.106
04/30/1999                  43.421          345.423                    190.314
05/28/1999                  42.105          337.595                    177.772
06/30/1999                  43.421          367.463                    184.316
07/30/1999                  50.000          361.742                    176.863
08/31/1999                  65.790          376.003                    156.987
09/30/1999                  57.895          375.966                    166.001
10/29/1999                  47.368          403.775                    169.213
11/30/1999                  44.737          447.425                    184.672
12/31/1999                  35.526          545.673                    168.554


                                     LEGEND

CRSP Total Returns Index for:             12/1994  12/1995   12/1996  12/1997   12/1998    12/1998
-----------------------------             -------  -------   -------  -------   -------    -------
Moto Photo, Inc.                          100.0      65.8      78.9     115.8      50.0      35.5
Nasdaq Stock Market (U.S. Companies)      100.0     141.3     173.9     213.1     300.2     545.7
Nasdaq Retail Trade Stocks                100.0     110.1     131.3     154.3     187.6     168.6
 SIC 5200-5599, 5700, 5799, 5900-5999
 U.S. & Foreign

NOTES:

         A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
         B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
         C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
         D. The index level for all series was set to $100.0 on 12/30/94.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Messrs. Adler, Mason, Swartz, and Pieschel own 23% of the outstanding common stock of National Photo Labs II, Inc. ("NPL II"). NPL II owns one one-hour photo processing store. The store owned by NPL II is managed by the Company pursuant to a management agreement and is operated as a MotoPhoto-Registered Servicemark- store under a franchise agreement. The management agreement provides for an annual incentive fee based on cash generated. The franchise agreement provides for monthly royalties equal to the greater of 5% of net sales or $1,000. During the year ended December 31, 1999, the Company received from NPL II total revenues of approximately $283,000, including all royalty and incentive fees paid and revenues derived from the sale by the Company to NPL II of operating supplies and merchandise. This amount constituted approximately 0.8% of the Company's total revenues.

         Progressive operates a MotoPhoto-Registered Servicemark- store under a franchise agreement. During 1999 this store paid the Company royalty and advertising fees of $22,346. Total revenues derived by the Company from this store, including all royalty and advertising fees paid and revenues derived from the sale of operating supplies and merchandise, were approximately $98,000. This amount constituted approximately 0.3% of the Company's total revenues.

         The Company's corporate offices are located at 4444 Lake Center Drive, Dayton, Ohio 45426. The building in which the Company's offices are located is 76% owned by Michael F. Adler, members of Mr. Adler's family, David A. Mason, and Leonard S. Swartz. Such offices, consisting of approximately 33,000 square feet on approximately 2.4 acres of land, were leased by the Company for $18,083 per month through June 1999. The Company signed a new lease with an initial term of ten years commencing July 1, 1999, and two five-year renewal options. The rent is $20,327 per month through June 2004 and $22,374 from July 2004 through June 2009. During 1999, the Company made lease payments totaling $225,660.

         Pursuant to the employment contract for Frank M. Montano when he joined the Company in 1992, the Company advanced him moving expenses, the cost of temporary housing in Dayton for a limited period of time, and a monthly living allowance until Mr. Montano's home was sold. In connection with this arrangement, upon the sale of his home in 1993, Mr. Montano executed a promissory note for $52,036, the amount of the moving expenses and temporary housing and living allowances, with one-sixth of the principal to be forgiven on each anniversary date of the sale of his home so long as Mr. Montano was still employed by the Company. The final incremental amount was forgiven under the note during 1999.

         Pursuant to the employment contract for Lloyd F. Noland when he joined the Company in 1998, the Company advanced him moving expenses and a monthly living allowance for a limited period of time. In connection with this arrangement, Mr. Noland executed a promissory note for $40,352, the amount of the moving expenses and temporary living allowance; so long as Mr. Noland is still employed by the Company, the Company will forgive one-fifth of the principal on each anniversary date of his joining the Company.

         In February, 1997, the Company agreed to manage a MotoPhoto-Registered Servicemark- franchised store owned by W. P. Enterprises, Inc. ("WP"), a corporation owned by Richard Zsambok, the brother-in-law of Michael F. Adler. The management agreement provides for an annual incentive fee based on cash generated and a monthly fee, which supersedes the royalty fee required by the franchise agreement, equal to the greater of 5% of net sales or $1,000.
During 1999, this store paid the Company monthly and advertising fees of $16,941. Total revenues derived by the Company from this store, including all royalty and advertising fees paid and revenues derived from the sale of operating supplies and merchandise, were approximately $91,000. This amount constituted approximately 0.2% of the Company's total revenues.

         The foregoing transactions were and all future transactions with or loans to officers, directors, key employees or their affiliates will be approved by a majority of the members of the Board of Directors, or as appropriate, of the Compensation Committee, who were not officers of the Company and/or were not interested in the transaction.

         Harry D. Loyle, a director of the Company, is a shareholder, officer, and director in four MotoPhoto-Registered Servicemark- franchisees -- Corral Photographic Corporation, Post Imaging Corporation, KEKOA Management, Inc., and The Positive Negative, Inc. Each such franchisee owns and operates one store under a franchise agreement which provides for a royalty fee of six percent of net retail sales and an advertising fee of one-half percent of net retail sales. Mr. Loyle also was a shareholder, officer, and director in Nash Photographic Corporation, which, for a portion of 1999, owned and operated a MotoPhoto(R) store in Abington, Pennsylvania under a similar franchise agreement. During 1999, these five franchises paid royalty and advertising fees of $113,133. Total revenues derived by the Company from such stores were approximately $481,000, which constituted approximately 1.3% of the Company's total revenues.

         In addition, Mr. Loyle is owner and President of ProMoto Management Corporation ("ProMoto"), which acts as an area developer for the Company pursuant to an area development agreement. As Area Developer, ProMoto receives a portion of the initial franchise fee as compensation for the recruitment of a franchisee in its area and also receives a portion of the royalty paid to the Company by any franchised store in its area (including the stores owned by the four franchisees named above) as compensation for performing training, marketing, quality control and other services which would otherwise be performed by the Company. During 1999, the Company paid ProMoto fees of approximately $454,152. The terms of the Company's area development agreement with ProMoto are the same as those in the agreements of most of the Company's other area developers.

         During 1999, Caroline Zsambok, wife of Michael F. Adler, provided consultation to the Company on training and organizational learning services through her company, Z Research and Consulting ("Z Research"). During 1999, the Company paid Z Research fees of approximately $42,185. The Company has agreed to provide Z Research with an office at the Company's headquarters and limited secretarial support for non-Company work it performs. Z Research compensates the Company for all out-of-pocket expenses the Company incurs in providing Z Research with an office and secretarial support.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         Ernst & Young LLP, independent certified public accountants, have been reappointed by the Board of Directors of the Company as independent auditors for the Company and it subsidiaries to examine and report on its financial statements for 1999. Ernst & Young LLP have been auditors of the accounts of the Company since November 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                            PROPOSALS OF SHAREHOLDERS

         The Board of Directors will consider proposals of shareholders intended to be presented for action at the 2001 Annual Meeting of Shareholders. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2001 Annual Meeting, a written proposal complying with certain requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received at the Company's principal executive offices, located at 4444 Lake Center Drive, Dayton, Ohio 45426, no later than January 29, 2001.

         In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2001 Annual Meeting is April 15, 2001. As to all such matters of which the Company does not have notice as of April 15, 2001, discretionary authority to vote on such proposal will be granted to the persons designated in the Company's proxy related to the 2001 Annual Meeting.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. Nonetheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, including those matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be represented at the Annual Meeting. If any other matters properly come before the meeting or any adjournment of the meeting, the persons named on the accompanying proxy intend to vote the shares represented by them in accordance with the recommendations of the Board of Directors.

                                 REVOCABLE PROXY
                                MOTO PHOTO, INC.

/X/       PLEASE MARK VOTES
          AS IN THIS EXAMPLE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Michael F Adler, David A. Mason and Jacob A. Myers as Proxies, or any of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Voting Common Stock of Moto Photo, Inc., (the "Company") held of record by the undersigned on May 1, 2000, at the Annual Meeting of Shareholders to be held on June 29, 2000, or any adjournment thereof.





Please be sure to sign and date
this Proxy in the box below.         --------------------------
                                     Date
---------------------------------------------------------------

---------------------------------------------------------------
 Shareholder sign above           Co-holder (if any) sign above


                                                 WITH-            FOR ALL
                                FOR              HOLD             EXCEPT
1.  ELECTION OF DIRECTORS       / /              / /               / /

    ADLER, BENSON, CARPENTER, CHARM, DAWES,
     LOYLE, MASON AND ROBESON

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   This proxy, when properly executed, will be voted as specified by the shareholders. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM 1. If any other matters are brought before the meeting or if a nominee for election as a director named in the proxy statement for election as a director is unable to serve or for good cause will not serve, the proxy will be voted in accordance with the recommendations of the Board on such matters or for such substitute nominees as the Board may recommend.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented by this proxy.

    Detach above card, sign, date and mail in postage paid envelope provided.
                                MOTO PHOTO, INC.
                   4444 LAKE CENTER DRIVE, DAYTON, OHIO 45426
    Please date this proxy, sign EXACTLY as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If shares are registered in more than one name, signatures of all such persons are required.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY